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                           [LETTERHEAD OF WINSTON & STRAWN]



                                   Exhibit 8.1


                                  May 21, 1999


NCT Funding Company, L.L.C., as Depositor
2 Gatehall Drive
Parsippany, New Jersey  07054

        Re:    Receivable Backed Notes
               Registration Statement on Form S-3 (Registration No. 333-74847)

Ladies and Gentlemen:

               We have acted as special federal tax counsel to NCT Funding Company, L.L.C., a Delaware limited liability company (the "Registrant"), as depositor of the trusts (each a "Trust") to be created to issue receivable backed notes (the "Notes") in connection with the filing of the Registration Statement on Form S-3 (File No. 333-74847), registering the Notes (as amended, the "Registration Statement") to be issued by the Trusts pursuant to the Securities Act of 1933, as amended. The property of each Trust will include conditional sale agreements, finance leases and installment payment agreements with respect to business equipment and computer software and other property. The Notes will be issued pursuant to one or more indentures (the "Indentures") between the Trusts and one or more indenture trustees.

               As special tax counsel to Registrant, we have expressed our opinion regarding the material United States federal income tax consequences of the proposed issuance of the Notes to the holders thereof. Our opinion is contained in the section of the prospectus titled "Material Federal Income Tax Consequences" in the prospectus relating to the Notes (the "Prospectus"), which is a part of the Registration Statement. Based on current United States federal income tax laws and regulations as well as current authoritative interpretations, we hereby adopt and confirm as our opinion the statements contained in the section of the Prospectus titled "Material Federal Income Tax Consequences" to the extent that they concern matters of United States federal income tax law.

               Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, current administrative rulings,






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WINSTON & STRAWN

judicial decisions, and other applicable authorities, all as in effect on the date of such opinions. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinions. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future. Furthermore, our opinion assumes that all the transactions contemplated by the Prospectus will be consummated in accordance with the terms of the Prospectus, including without limitation, that holders of Notes will treat such Notes as indebtedness.

               We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as counsel to the Registrant) under the headings "Material Federal Income Tax Consequences" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                            Very truly yours,

                                            /s/ Winston & Strawn


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